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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                    PURSUANT TO SECTION 12 (b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              deCODE genetics, Inc.
             (Exact name of registrant as specified in its charter)

Delaware                                              04-3326704
(State or Other Jurisdiction                       (I.R.S. Employer
of Incorporation or Organization)                  Identification No.)


Lynghals 1, Reykjavik, Iceland                         IS-110
(Address of Principal Executive Offices)           (Zip Code)

Registrant's telephone number, including area code:  354-570-1900

Securities to be registered pursuant to Section 12(b) of the Act:


        Title of each class                   Name of each exchange on
        to be so registered                   which class is to be registered

None.
------------------------------------          ---------------------------------

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Securities to be registered pursuant to Section 12(g) of the Act:

       Preferred Stock (Series A, B and C), $0.001 par value
                          (Title of class)

-------------------------------------------------------------------------
                          (Title of class)
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ITEM 1.    BUSINESS.

           See the information under "Business" in the Registrant's Registration Statement on Form S-1 (File No. 333-31984), which was electronically filed with the Securities and Exchange Commission on March 8, 2000, which information is incorporated herein by reference.

ITEM 2.    FINANCIAL INFORMATION.

           See the information under "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Registrant's Registration Statement on Form S-1 (File No. 333-31984), which was electronically filed with the Securities and Exchange Commission on March 8, 2000, which information is incorporated herein by reference.

ITEM 3.    PROPERTIES.

           See the information under "Business - Facilities" in the Registrant's Registration Statement on Form S-1 (File No. 333-31984), which was electronically filed with the Securities and Exchange Commission on March 8, 2000, which information is incorporated herein by reference.

ITEM 4.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

           See the information under "Principal Stockholders" in the Registrant's Registration Statement on Form S-1 (File No. 333-31984), which was electronically filed with the Securities and Exchange Commission on March 8, 2000, which information is incorporated herein by reference.

ITEM 5.    DIRECTORS AND EXECUTIVE OFFICERS.

           See the information under "Management - Executive Officers and Directors" in the Registrant's Registration Statement on Form S-1 (File No. 333-31984), which was electronically filed with the Securities and Exchange Commission on March 8, 2000, which information is incorporated herein by reference.

ITEM 6.    EXECUTIVE COMPENSATION.

           See the information under "Management - Executive Compensation" in the Registrant's Registration Statement on Form S-1 (File No. 333-31984), which was electronically filed with the Securities and Exchange Commission on March 8, 2000, which information is incorporated herein by reference.

ITEM 7.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

           See the information under "Certain Transactions" in the Registrant's Registration Statement on Form S-1 (File No. 333-31984), which was electronically filed with the Securities and Exchange Commission on March 8, 2000, which information is incorporated herein by reference.

ITEM 8.    LEGAL PROCEEDINGS.

           See the information under "Business - Legal Proceedings" in the Registrant's Registration Statement on Form S-1 (File No. 333-31984), which was electronically filed with the Securities and Exchange Commission on March 8, 2000, which information is incorporated herein by reference.
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ITEM 9.    MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND
           RELATED STOCKHOLDER MATTERS.

           There is no established public market for Registrant's common stock. This registration statement does not relate to a class of common equity. See the information under "Description of Securities" in the Registrant's Registration Statement on Form S-1 (File No. 333-31984), which was electronically filed with the Securities and Exchange Commission on March 8, 2000, which information is incorporated herein by reference.

ITEM 10.   RECENT SALES OF UNREGISTERED SECURITIES

           See the information under "Item 15. Recent Sales of Unregistered Securities" in the Registrant's Registration Statement on Form S-1 (File No. 333-31984), which was electronically filed with the Securities and Exchange Commission on March 8, 2000, which information is incorporated herein by reference.

ITEM 11.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

           The Registrant is authorized to issue 32,641,926 shares of preferred stock of which 11,041,926 shares are designated as Series A preferred stock, 10,000,000 shares are designated as Series B preferred stock and 4,583,334 are designated as Series C preferred stock. The Series A preferred stock, Series B preferred stock and Series C preferred stock are referred to in this Registration Statement collectively as the "Preferred Stock." As of December 31, 1999, 9,562,301 shares of Series A preferred stock (held by 20 holders of record), 9,893,814 shares of Series B preferred Stock (held by approximately 5,000 holders of record) and 3,511,111 shares of Series C preferred stock (held by one holder of record) were outstanding. In addition, as of December 31, 1999, there were outstanding warrants to purchase 1,137,814 shares of Series A preferred stock and warrants and options to purchase 972,223 shares of Series C preferred stock.

           Each share of Preferred Stock bears dividends at the rate of 8% of the original purchase price per share per annum, payable when declared by the Board of Directors, and is also entitled to a dividend equal to any dividend paid to holders of common stock. To date, the Board of Directors has not declared any dividends on the Preferred Stock or common stock.

           Each share of Preferred Stock is convertible into common stock at any time by the holder of such share. All outstanding Preferred Stock of a particular series will be automatically converted into common stock upon the election of the holders of at least 50% of the outstanding shares of such series. In addition all outstanding Preferred Stock will be automatically converted into common stock upon the closing of a firmly underwritten public offering of our common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended if the price of the common stock in such offering is at least $7.00 per share and the gross cash proceeds to us are at least $15,000,000. The number of shares of common stock to which a holder is entitled upon conversion of a share of Preferred Stock is equal to the original purchase price of the share of Preferred Stock divided by the applicable conversion price. The conversion price is equal to the original purchase price, subject to adjustment for (i) stock dividends, splits, combinations, reclassifications, exchanges, and substitutions; (ii) reorganizations, mergers, consolidations and sales of assets; and (iii) sales of shares below the conversion price. Upon an optional conversion, the Registrant is required to pay the converting holder all accumulated and unpaid dividends, whether or not declared. Upon a mandatory conversion, all declared and unpaid dividends will be payable and all undeclared dividends will be canceled.

           The holders of at least 75% of the Series A preferred stock or the Series C preferred stock may require the Registrant to redeem all of the outstanding Series A preferred stock or Series C preferred stock, as the case may be, for a period of three years starting on the seventh anniversary of the earliest issue date of the Series A preferred stock or Series C preferred stock, for an amount equal to the original purchase price of such shares plus accrued and unpaid dividends.

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           Subject to exceptions described in this paragraph, the Preferred
           Stock is voted equally with the shares of common stock as a single class with each holder of shares of Preferred Stock being entitled to a number of votes equal to the whole number of shares of common stock into which such holder's shares of Preferred Stock are then convertible. The holders of the Series A preferred stock, voting as a separate class, are entitled to elect two directors, the holders of the common stock, voting as a separate class, are entitled to elect three directors and the holders of the Preferred Stock and the common stock, voting as a single class, are entitled to elect the remaining directors. The consent of the holders of at least 67% of the outstanding Series A preferred stock and Series C preferred stock, voting together as a single class, is required for certain actions, including the sale of all or substantially all of the Registrant's assets, certain mergers, consolidations or similar transactions, changes in the Registrant's line of business, appointment, termination or removal of the Registrant's Chief Executive Officer, and the Registrant's dissolution or liquidation.

           Upon the Registrant's liquidation or dissolution, the holders of the Preferred Stock are entitled to receive an amount equal to the original purchase price of their shares plus 8% of such price per annum (less previously paid dividends) from the date of issuance before any payment is made to holders of common stock. After such payment, the Registrant's remaining assets are to be distributed ratably to the holders of the Preferred Stock and the common stock. Certain consolidations, mergers, asset acquisitions and asset sales are treated as liquidations.

           The Registrant may not pay any dividends or make any other distributions on any stock ranking junior to the Preferred Stock, and may not redeem or otherwise acquire for value any such junior stock, until all dividends on the Preferred Stock have been paid or declared and set apart.

           There is no public market for the Preferred Stock although some banking institutions in Iceland have been making a market for privately negotiated transactions among non-U.S. persons in the Series B preferred stock. The Registrant's stock transfer records indicate that approximately 10 million shares of Series B preferred stock were transferred during 1999 in approximately 7,000 transactions and approximately 1.1 million shares of Series B preferred stock were transferred during January 2000 in approximately 2,700 transactions. The majority of these transactions had an Icelandic financial institution as one of the counterparties.

ITEM 12.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           See the information under "Item 14. Indemnification of Directors and Officers" in the Registrant's Registration Statement on Form S-1 (File No. 333-31984), which was electronically filed with the Securities and Exchange Commission on March 8, 2000, which information is incorporated herein by reference.

ITEM 13.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

           The Registrant's Report of Independent Accountants, consolidated balance sheets, consolidated statements of operations, consolidated statements of changes in stockholders equity (deficit), consolidated statements of cash flows and notes to consolidated financial statements that were filed in connection with the Registrant's Registration Statement on Form S-1 (File No. 333-31984), which was electronically filed with the Securities and Exchange Commission on March 8, 2000, are incorporated herein by reference.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

           Not applicable.
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ITEM 15.   FINANCIAL STATEMENTS AND EXHIBITS
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           (a)        Financial Statements.

                      The Registrant's Report of Independent Accountants, consolidated balance sheets, consolidated statements of operations, consolidated statement of changes in stockholders equity (deficit), consolidated statements of cash flow and notes to consolidated financial statements that were filed in connection with the Registrant's Registration Statement on Form S-1 (File No. 333-31984), which was electronically filed with the Securities and Exchange Commission on March 8, 2000, are incorporated herein by reference. Specific reference is made to the Index to Consolidated Financial Statements on page F-1 of the Registrant's Registration Statement on Form S-1 (File No. 333-31984).


           (b)        Exhibits.

                      Unless otherwise indicated all exhibits are incorporated by reference to the exhibit of the same number filed in connection with the Registrant's Registration Statement on Form S-1 (File No. 333-31984), which was electronically filed with the Securities and Exchange Commission on March 8, 2000.
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                      Exhibit
                      Number            Description
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                      3.1*              Amended and Restated Certificate of
                                        Incorporation, as further amended

                      3.2               Bylaws

                      4.1(a)*           Specimen Series A Preferred Stock
                                        Certificate

                      4.1(b)*           Specimen Series B Preferred Stock
                                        Certificate

                      4.1(c)*           Specimen Series C Preferred Stock
                                        Certificate

                      4.2               Form of Warrant to Purchase Series A
                                        Preferred Stock

                      4.3               Form of Warrant to Purchase Series C
                                        Preferred Stock

                      4.4 Section 4.5 of Amended and Restated Certificate of Incorporation
                                        (incorporated by reference to Exhibit
                                        3.1 filed herewith)

                      10.1 Form of Licenses from The Icelandic Data Protection Commission to Islensk erfoagreining ehf. and its Clinical Collaborators to Use and Access Patient Records and Other Clinical Data Relating to Individuals

                      10.2              1996 Equity Incentive Plan, as amended

                      10.3 Form of Non Statutory Stock Option Agreement, including Early Exercise Form and all exhibits thereto, as executed by all employees and officers of deCODE genetics, Inc. who received and exercised non-statutory stock options

                      10.4 Form of Employee Proprietary Information and Inventions Agreement

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                      10.5              Agreement on the Collaboration of
                                        Friorik Skulason (FS) and Islensk
                                        erfoagreining ehf. (IE) on the Creation
                                        of a Database of Icelandic Genealogy,
                                        dated April 15th, 1997

                      10.6 Research Agreement among deCODE genetics, Inc., and Islensk erfoagreining ehf. and Rannsokna- og Fraedslusjodurinn ehf., dated October 24, 1997, as extended

                      10.7 Consultancy Contract between deCODE genetics, Inc. and Vane Associates, dated December 1, 1997, together with Nondisclosure Agreement, executed by Vane Associates as of December 1, 1997, as amended

                      10.8 Indemnity Agreement, between deCODE genetics, Inc. and Sir John Vane, dated December 1, 1997

                      10.9 Settlement Agreement between The Beth Israel Deaconess Medical Center and deCODE genetics, Inc., dated as of December 31, 1997

                      10.10 Amended and Restated Non-Recourse Promissory Note between deCODE genetics, Inc. and Hannes Smarason, dated March 24, 1999

                      10.11 Research Collaboration and Cross-license Agreement among F.Hoffmann-La Roche Ltd, Hoffmann-La Roche Inc. and deCODE genetics, Inc., dated as of February 1, 1998, as amended

                      10.12 Amended and Restated Investor Rights Agreement of deCODE genetics, Inc., dated as of February 2, 1998, as further amended and restated

                      10.13 Collaboration Agreement between The Icelandic Heart Association
                                        (Hjartavernd) and Islensk erfoagreining
                                        ehf., dated February 13, 1998, as
                                        amended

                      10.14 Collaboration Agreement among Dr. Helgi Jonsson, Porvaldur Ingvarsson and Islensk erfoagreining ehf., dated March 31, 1998

                      10.15 Collaboration Agreement between The Research Group on Arterial Hypertension and Islensk erfoagreining ehf., dated June 3, 1998

                      10.16 Contract on Sale and Leaseback between Islensk erfoagreining ehf. and The Icelandic Investment Bank, dated June 8, 1998

                      10.17 Contract on Financial Leasing between Islensk erfoagreining ehf. and Lysing hf., dated June 19, 1998

                      10.18 Employment Agreement between Islensk erfoagreining ehf. and Axel Nielsen, dated July 1, 1998

                      10.19 Collaboration Agreement between a Collaboration Group on Alzheimer's Disease and Related Disorders and Islensk erfoagreining ehf., dated July 19, 1998

                      10.20 Collaboration Agreement between The Research Group on Osteoporosis and Islensk erfoagreining ehf., dated July 19, 1998

                      10.21 Employment Agreement between Islensk erfoagreining ehf. and Kristjan Erlendsson, dated September 4, 1998
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                      10.22             Co-operation Agreement between Reykjavik
                                        Hospital and Islensk erfoagreining ehf., dated November 4, 1998

                      10.23 Amended and Restated Non-Recourse Promissory Note between deCODE genetics, Inc. and Sigurour I. Bjornsson, dated March 24, 1999

                      10.24 Co-operation Agreement between the Iceland State Hospital and Islensk erfoagreining ehf., dated December 15, 1998

                      10.25 Employment Contract between Islensk erfoagreining ehf. and Sigurour I. Bjornsson, dated, January 15, 1999

                      10.26 Lease between Frioar sf. and Islensk erfoagreining ehf., dated February 18, 1999.

                      10.27 Research Contract on the Co-operation of a Research Team for Age-Related Macular Degeneration and Islensk erfoagreining ehf., dated April 27, 1999

                      10.28 Research Contract on the Co-operation of a Research Team for Peripheral Artery Occlusive Disease and Islensk erfoagreining ehf., dated May 28, 1999

                      10.29 Research Contract on the Co-operation of a Research Team for Allergy and Asthma and Islensk erfoagreining ehf., dated July 1, 1999

                      10.30 Series A Preferred Stock Repurchase Agreement by and between deCODE genetics, Inc. and certain holders of Series A Preferred Stock, dated as of July 12, 1999, with attached Addendum

                      10.31 Series C Preferred Stock Repurchase Agreement by and between deCODE genetics, Inc. and Roche Finance Ltd, dated as of July 12, 1999, with attached Addendum

                      10.32 Common Stock Repurchase Agreement by and between deCODE genetics, Inc. and Kari Stefansson, dated as of July 12, 1999

                      10.33 Stock Purchase Agreement, between deCODE genetics, Inc. and Biotek Invest, S.A., dated as of June 30, 1999, with attached Addendum

                      10.34 Co-operation Agreement between Akureyri Central Hospital and Islensk erfoagreining ehf., dated October 26, 1999, with attached Declaration

                      10.35 Non-Recourse Promissory Note between deCODE genetics, Inc., and Hannes Smarason, dated September 15, 1999

                      10.36 Research Contract on the Co-operation of a Research Team for Cerebral Haemorrhage and Islensk erfoagreining ehf., dated November 3, 1999

                      10.37 Lease between the Computer Centre of the Icelandic Savings Banks and Islensk erfoagreining ehf., dated November 24, 1999

                      10.38 Research Collaboration Agreement between Islenskar hveraorrerur ehf. and Islensk erfoagreining ehf., dated December 28, 1999
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                      10.39             Agreement between The Minister for
                                        Health and Social Security and Islensk
                                        erfoagreining ehf. relating to the Issue of an Operating License for the Creation and Operation of a Health Sector Database, dated January 21, 2000

                      10.40 Operating License issued to Islensk erfoagreining ehf., State Reg. No. 691295-3549 Lynghals 1 Reykjavik for the Creation and Operation of a Health Sector Database, dated January 22, 2000

                      10.41 Series B Preferred Stock Agreement by and between deCODE genetics, Inc. and Kari Stefansson, dated as of March 1, 2000

                      10.42 Agreement by and among The University of Iceland, Islensk erfoagreining ehf. and the City of Reykjavik, dated February 15, 2000

                      10.43*            Lease between Islensk erfoagreining ehf.
                                        and Faghus ehf., dated as of March 1,
                                        2000.

                      10.44 Form of Employee Confidentiality, Invention Assignment and Non-Compete Agreement executed by certain officers.

                      10.45* Series C Prefered Stock and Warrant Purchase Agreement between Roche Finance Ltd and deCODE genetics, Inc., dated as of February 1, 1998

                      10.46* Founder Stock Purchase Agreement between deCODE genetics, Inc. and Jeffrey R. Gulcher, dated as of August 21, 1996

                      21.1              Subsidiaries of deCODE genetics, Inc.

                      23.1* Consent of PricewaterhouseCoopers, ehf., independent public accountants

                      99.1* Government Regulations on a Health Sector Database, dated January 22, 2000

                      99.2*             Act No. 139/1998 on a Health Sector
                                        Database

                      99.3* Registration Statement on Form S-1 (File No. 333-31984) of deCODE genetics, Inc., as filed with the Securities and Exchange Commission on March 8, 2000
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                      *                 Attached
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                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 25, 2000                                 deCODE genetics, Inc.


                                                     By   /s/ Kari Stefansson